EXHIBIT 99.1

Complete Genomics Announces Shipment of Approximately 3,000 Genomes in 2011

MOUNTAIN VIEW, Calif., Jan. 9, 2012 (GLOBE NEWSWIRE) -- Complete Genomics, Inc. (Nasdaq:GNOM) today announced that the company delivered approximately 3,000 genomes to its customers in 2011 and is entering 2012 with contracts for approximately 5,800 genomes. The company delivered more than 600 genomes to its customers in the fourth quarter of 2011. The company had earlier projected delivering approximately 900 genomes to its customers in the fourth quarter of 2011 but nearly 300 genomes took longer to move through the pipeline than anticipated and will ship in the first quarter of 2012.

"We are entering 2012 with a strong order book of about 5,800 genomes valued at approximately $28 million," noted Dr. Clifford Reid, chairman, president, and CEO of Complete Genomics.  "We believe that our recent lab expansion will give us the capacity to handle both our current orders and anticipated new sales."

"We're pleased that researchers all over the world are recognizing the value of our turnkey service and quality of our sequenced genomes," Dr. Reid continued. "A recent Nature Biotechnology paper by Lam et al.,1 shows that our sequencing service provides variant data that leads the industry in accuracy."

In 2011, the company received orders for approximately 8,000 genomes valued at nearly $39 million.

References

1 Lam et al, Platform comparison of whole genome sequencing platforms. Nature Biotechnology (2011)

doi:10.1038/nbt.2065; Published online 18 December 2011.

About Complete Genomics

Complete Genomics is the whole human genome sequencing company that has developed and commercialized an innovative DNA sequencing platform. The Complete Genomics Analysis Platform (CGA™ Platform) combines Complete Genomics' proprietary human genome sequencing technology with our advanced informatics and data management software. We offer this solution as an innovative, end-to-end, outsourced service, CGA™ Service, and provide customers with data that is immediately ready to be used for genome-based research. Additional information can be found at www.completegenomics.com.

Forward-Looking Statements

Certain statements in this press release, including statements relating to our capacity to handle both our current orders and anticipated new sales are forward-looking statements that are subject to risks and uncertainties. Readers are cautioned that these forward-looking statements are based on management's current expectations, and actual results may differ materially from those projected. The following factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: delays in capacity expansion, delays in production due to technical issues, and the timing of sample arrivals. More information on potential risks and uncertainties is included in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned "Risk Factors" in our Quarterly Report on Form 10-Q filed on November 14, 2011. We disclaim any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Complete Genomics, Inc.
         Scott Sandler
         Investor Relations
         (650) 943-2788
         ssandler@completegenomics.com